Exhibit 5.1

October 2, 2014

United States Securities and Exchange Commission
450 5th Street, N.W.
Washington, D.C. 20549-0405

Re: Netsol Technologies, Inc.

Ladies and Gentlemen:

     I am Sr. Vice President Legal and Corporate Affairs, General Counsel and Secretary of NetSol Technologies, Inc., a Nevada corporation (the “Company”) and am familiar with its corporate affairs and proceedings. I have advised the Company with respect to the NetSol Technologies, Inc. 2011 Equity Incentive and Nonstatutory Plan (the “2011 Plan”) and the proposed issuance and sale of 500,000 shares of the Company’s Common Stock, par value $0.001 per share and the NetSol Technologies, Inc. 2013 Equity Incentive and Nonstatutory Plan (the “2013 Plan”) (collectively, the “Shares”), pursuant to awards granted under the Plan, all as described in the Registration Statement on Form S-8 (the “Registration Statement”), dated October 2, 2014, being filed by the Company under the Securities Act of 1933, as amended, with the Securities and Exchange Commission.

     I have examined the Registration Statement and the Plan. In addition, I have examined the originals, or copies certified or otherwise identified to my satisfaction, of such corporate records of the Company, certificates of public officials, and other documents as I have deemed necessary as a basis for my opinion hereafter expressed.

     Based on the foregoing, it is my opinion that the Shares have been duly and validly authorized and will be, when issued in accordance with the terms of the Plan, legally issued, fully paid and nonassessable.

     I hereby consent to the filing of this opinion as an exhibit to the Registration Statement, and to the reference to me under the caption “Item 5. Interests of Named Experts and Counsel” in the Registration Statement.

Very truly yours,

NetSol Technologies, Inc.

/s/ Patti L. W. McGlasson
Patti L. W. McGlasson
Sr. V.P., Legal and Corporate Affairs General Counsel and Secretary